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                                                                   Exhibit 99.1

             COINMACH SERVICE CORP. ANNOUNCES CASH TENDER OFFER AND RELATED CONSENT SOLICITATION FOR OUTSTANDING DEBT SECURITIES

     Plainview, N.Y. (January 6, 2006) -- Coinmach Service Corp. (AMEX: "DRY") (the "Company") announced today that it commenced an offer to purchase ("Tender Offer") for cash all of its outstanding 11% senior secured notes due 2024 ("Notes") and a related solicitation of consents ("Consent Solicitation") to certain proposed amendments to the indenture ("Indenture") governing the Notes, in each case, subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement ( "Offer to Purchase") and the related Letter of Transmittal and Consent ("Letter of Transmittal"), each dated January 5, 2006.

     The Tender Offer will expire at 9:00 A.M., New York City time, on February 3, 2006, unless extended or earlier terminated (the "Expiration Date"). The Company is offering additional consideration (the "Early Tender Payment") payable only to holders who validly tender (and do not withdraw) their Notes and validly deliver (and do not revoke) their consents on or prior to 9:00 A.M., New York City time, on January 20, 2006, unless extended by the Company (the "Early Tender Payment Deadline"). Completion of the Tender Offer is subject to the satisfaction or waiver of certain conditions, including the completion of a proposed registered offering of the Company's Class A common stock.

     The total consideration for each $6.14 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be $6.754 plus accrued and unpaid interest thereon to, but excluding, the date the Notes are accepted for payment following the expiration date of the tender offer (the "Payment Date"). The total consideration consists of (1) $6.6926 per $6.14 principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Payment Date and (2) the Early Tender Payment, consisting of $0.0614 per $6.14 principal amount of Notes and payable only to holders who validly tender (and do not withdraw) their Notes and validly deliver (and do not revoke) their consents on or prior to the Early Tender Payment Deadline. Holders who tender Notes following that time will not receive the Early Tender Payment.

     In order to tender their Notes, Holders whose Notes underlie income deposit securities ("IDSs") of the Company will be required to separate their IDSs prior to tendering their Notes.

     Holders tendering their Notes will be required to consent to proposed amendments to the Indenture. The proposed amendments to the Indenture will, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.

     The Company has engaged Jefferies & Company, Inc. to act as the exclusive dealer manager and consent solicitation agent for the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from, and questions regarding the Tender Offer and the Consent Solicitation may be directed to, the information agent, MacKenzie Partners, Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885. For questions concerning delivery by means of the Automated Tender Offer Program ("ATOP") please contact The Bank of New York, the Depositary for the Tender Offer and the Consent Solicitation, at (212) 815-3750.

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     This press release is for informational purposes only and is not an offer to purchase or a solicitation of acceptance of the offer to purchase with respect to any Notes. The offer or solicitation may be made only pursuant to the terms of the Offer to Purchase and Letter of Transmittal.

About Coinmach Service Corp.

     Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company's core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.

     This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. These risks are described in the Company's filings with the Securities and Exchange Commission (the "SEC") over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.